CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated December 19, 2008, accompanying the financial statements of Insured Income Trust, Series 155 and Investment Grade Trust, Series 27 (included in Van Kampen Unit Trusts, Taxable Income Series 119) as of August 31, 2008, and for the period from September 25, 2007 (date of deposit) through August 31, 2008 then ended and the financial highlights for the period from September 25, 2007 (date of deposit) through August 31, 2008, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-141843) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

GRANT THORNTON LLP

New York, New York
December 19, 2008